Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2021 Second Quarter

•	Second quarter revenue increases 3% as reported; 2% constant currency organic
•	Second quarter earnings per diluted share increase to $1.23 on a U.S. GAAP basis and $1.48 on an adjusted basis
•	Increased cash flow driven by net income growth and working capital improvements

DUBLIN, IRELAND - (November 2, 2020) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2021 second quarter ended September 30, 2020. Revenue as reported for the quarter increased 3% to $756.1 million compared with $736.8 million in the second quarter of fiscal 2020, with growth in Life Sciences and Applied Sterilization Technologies somewhat offset by a decline in Healthcare. Constant currency organic revenue (see Non-GAAP Financial Measures) increased 2% for the second quarter of fiscal 2021.

“Our second quarter results demonstrate the resilience of our business and the good work by STERIS Associates,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “Our revenue growth reflects the improvement in procedure volumes during the quarter as well as continued strength in segments with exposure to COVID-19 related products and services. Although our first half performance has exceeded our expectations, due to the continued uncertainty surrounding COVID-19, we are not providing guidance at this time.”

As reported, net income for the second quarter increased to $105.9 million or $1.23 per diluted share, compared with $94.8 million, or $1.11 per diluted share in the second quarter of fiscal 2020. Adjusted net income (see Non-GAAP Financial Measures) for the second quarter of fiscal 2021 increased to $127.3 million, or $1.48 per diluted share, compared with the previous year’s second quarter of $113.1 million or $1.32 per diluted share.

Second Quarter Segment Results
Healthcare revenue as reported declined 3% in the quarter to $470.9 million compared with $485.3 million in the second quarter of fiscal 2020. This performance reflected a 6% increase in consumable revenue and flat service revenue offset by a 14% decline in capital equipment revenue. Constant currency organic revenue also declined 3% during the quarter. Healthcare operating income was $104.8 million compared with $103.0 million in last year’s second quarter. The increase in profitability was primarily due to lower operating expenses due to business disruption from COVID-19.

Fiscal 2021 second quarter revenue for Applied Sterilization Technologies increased 11% as reported to $169.5 million compared with $152.9 million in the same period last year. Constant currency organic revenue increased 9%, driven primarily by increased demand from medical device Customers as procedure volumes rebounded in the quarter. Segment operating income was $76.8 million in the second quarter of fiscal 2021 compared with operating income of $65.4 million in the same period last year primarily due to the increased volume and lower travel expenses.

Life Sciences second quarter revenue as reported grew 17% to $115.7 million compared with $98.7 million in the second quarter of fiscal 2020, driven by 31% growth in consumable revenue, 10% growth in capital equipment revenue and 3% growth in service revenue. Constant currency organic revenue grew 16% in the quarter. Operating income was $46.4 million compared with $32.3 million in the prior year’s second quarter, primarily driven by increased volume and revenue mix.

Cash Flow
Net cash provided by operations for the first six months of fiscal 2021 was $296.1 million, compared with $260.0 million in fiscal 2020. Free cash flow (see Non-GAAP Financial Measures) for the first six months of fiscal 2021 was $185.6 million compared with $162.0 million in the prior year period. The increase in free cash flow is primarily due to increases in net income and working capital improvements.

Dividend Announcement
STERIS’s Board of Directors has approved a quarterly interim dividend of $0.40 per share. The dividend is payable December 18, 2020 to shareholders of record at the close of business on November 24, 2020.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, November 3, 2020 at 10:00 a.m. ET. The conference call can be heard at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. ET on November 3, 2020, either at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 10148162 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS’s MISSION IS TO HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:
Julie Winter, Vice President, Investor Relations and Corporate Communications
Julie_Winter@steris.com
+1 440 392 7245

Media Contact:
Stephen Norton, Senior Director, Corporate Communications
Stephen_Norton@steris.com
+1 440 392 7482

Non-GAAP Financial Measures
Adjusted net income, adjusted EBIT, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results.  Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.  The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition related transaction costs, integration costs related to acquisitions, redomiciliation and tax restructuring costs, COVID-19 incremental costs, and certain other unusual or non-recurring items. COVID-19 incremental costs includes the additional costs attributable to COVID-19 such as enhanced cleaning protocols, personal protective equipment for our employees, event cancellation fees, and payroll costs associated with our response to COVID-19, net of any government subsidies available. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements
This release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s other securities filings, including Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2020. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the impact of the COVID-19 pandemic on STERIS’s operations, performance, results, prospects, or value, (b) STERIS's ability to achieve the expected benefits regarding the accounting and tax treatments of the redomiciliation to Ireland (“Redomiciliation”), (c) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected following the Redomiciliation, (d) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (e) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (f) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (g) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (h) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened FDA, EPA or other regulatory warning notices, actions, requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (i) the potential of international unrest, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (j) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (k) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products or in the provision of services, (l) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in our Annual Report on Form 10-K for the year ended March 31, 2020, and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (m) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (n) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (o) the possibility that anticipated financial results or benefits of recent acquisitions, including the acquisition of Key Surgical, or of STERIS’s restructuring efforts, or of recent divestitures, will not be realized or will be other than anticipated, (p) the effects of contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed, and (q) STERIS’s ability to complete the acquisition of Key Surgical, including the fulfillment of closing conditions and obtaining financing, on terms satisfactory to STERIS or at all.

STERIS plc
Consolidated Condensed Statements of Operations
(In thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,

	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$756,132	$736,840	$1,425,064	$1,433,643
Cost of revenues	426,095	417,263	809,459	807,305
Total cost of revenues - restructuring	—	910	—	1,828
Total cost of revenues, net	426,095	418,173	809,459	809,133
Gross profit	330,037	318,667	615,605	624,510
Operating expenses:
Selling, general, and administrative	172,707	175,959	327,877	354,740
Research and development	16,143	16,249	32,374	31,834
Restructuring expenses	(76)	(274)	90	1,115
Total operating expenses	188,774	191,934	360,341	387,689

Income from operations	141,263	126,733	255,264	236,821
Non-operating expenses, net	7,477	9,426	14,680	20,104
Income tax expense	27,778	22,165	46,452	36,798
Net income	$106,008	$95,142	$194,132	$179,919
Less: Net income attributable to noncontrolling interests	150	373	84	560
Net income attributable to shareholders	$105,858	$94,769	$194,048	$179,359

Earnings per ordinary share (EPS) data:
Basic	$1.24	$1.12	$2.28	$2.12
Diluted	$1.23	$1.11	$2.26	$2.09

Cash dividends declared per share ordinary outstanding	$0.40	$0.37	$0.77	$0.71

Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	85,170	84,795	85,065	84,716
Diluted number of shares outstanding	85,844	85,695	85,760	85,630

STERIS plc
Consolidated Condensed Balance Sheets
(in thousands)
	September 30,	March 31,
	2020	2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$312,028	$319,581
Accounts receivable, net	503,724	586,481
Inventories, net	278,593	248,259
Prepaid expenses and other current assets	55,965	54,430
Total current assets	1,150,310	1,208,751

Property, plant, and equipment, net	1,176,066	1,111,855
Lease right-of-use assets, net	143,041	131,837
Goodwill	2,417,956	2,356,085
Intangibles, net	550,022	565,473
Other assets	55,172	51,581
Total assets	$5,492,567	$5,425,582
Liabilities and equity
Current liabilities:
Accounts payable	$124,944	$149,341
Other current liabilities	310,474	354,266
Total current liabilities	435,418	503,607
Long-term indebtedness	1,020,554	1,150,521
Other liabilities	374,140	364,730
Total equity	3,662,455	3,406,724
Total liabilities and equity	$5,492,567	$5,425,582

STERIS plc
Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended September 30,		Six Months Ended September 30,
	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Healthcare	$470,927	$485,283	$870,585	$931,015
Applied Sterilization Technologies	169,547	152,907	321,909	307,193
Life Sciences	115,658	98,650	232,570	195,435
Total revenues	$756,132	$736,840	$1,425,064	$1,433,643
Operating income (loss):
Healthcare	$104,796	$103,035	$187,153	$193,550
Applied Sterilization Technologies	76,835	65,386	140,790	133,421
Life Sciences	46,433	32,315	94,894	65,354
Corporate	(58,155)	(50,956)	(110,522)	(106,353)
Total operating income before adjustments	$169,909	$149,780	$312,315	$285,972
Less: Adjustments
Amortization of acquired intangible assets	$21,955	$18,952	$39,455	$35,901
Acquisition and integration related charges	1,135	1,947	2,421	3,864
Redomiciliation and tax restructuring costs	384	1,016	554	2,786
Net (gain) loss on divestiture of businesses	(5)	50	5	2,476
Amortization of property "step up" to fair value	714	446	1,317	1,181
COVID-19 incremental costs	4,539	—	13,209	—
Restructuring charges	(76)	636	90	2,943
Total operating income	$141,263	$126,733	$255,264	$236,821

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in thousands)
	Six Months Ended September 30,
	2020	2019
Operating activities:	(Unaudited)	(Unaudited)
Net income	$194,132	$179,919
Non-cash items	124,017	112,706
Changes in operating assets and liabilities	(22,076)	(32,625)
Net cash provided by operating activities	296,073	260,000
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(110,746)	(98,168)
Proceeds from the sale of property, plant, equipment, and intangibles	275	206
Proceeds from the sale of businesses	—	439
Acquisition of businesses, net of cash acquired	—	(87,935)
Other	(2,392)	—
Net cash used in investing activities	(112,863)	(185,458)
Financing activities:
Payments on long-term obligations	(35,000)	—
Proceeds (payments) under credit facilities, net	(107,162)	13,240
Deferred financing fees and debt issuance costs	—	(1,206)
Acquisition related deferred or contingent consideration	(42)	(452)
Repurchases of ordinary shares	(14,434)	(37,866)
Cash dividends paid to ordinary shareholders	(65,560)	(60,220)
Contributions from noncontrolling interest	2,258	—
Stock option and other equity transactions, net	20,621	22,975
Net cash used in financing activities	(199,319)	(63,529)
Effect of exchange rate changes on cash and cash equivalents	8,556	(6,110)
Increase (decrease) in cash and cash equivalents	(7,553)	4,903
Cash and cash equivalents at beginning of period	319,581	220,633
Cash and cash equivalents at end of period	$312,028	$225,536

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Six Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$296,073	$260,000
Purchases of property, plant, equipment, and intangibles, net	(110,746)	(98,168)
Proceeds from the sale of property, plant, equipment, and intangibles	275	206
Free Cash Flow	$185,602	$162,038

STERIS plc
Non-GAAP Financial Measures
(in thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended September 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2020	2019	2020	2019	2020	2020	2020	2020
Segment revenues:
Healthcare	$470,927	$485,283	$—	$—	$1,169	(3.0)%	(3.0)%	(3.2)%
Applied Sterilization Technologies	169,547	152,907	—	—	2,624	10.9%	10.9%	9.2%
Life Sciences	115,658	98,650	—	—	1,076	17.2%	17.2%	16.2%
Total	$756,132	$736,840	$—	$—	$4,869	2.6%	2.6%	2.0%

	Six months ended September 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2020	2019	2020	2019	2020	2020	2020	2020
Segment revenues:
Healthcare	$870,585	$931,015	$—	$—	$(971)	(6.5)%	(6.5)%	(6.4)%
Applied Sterilization Technologies	321,909	307,193	—	—	1,061	4.8%	4.8%	4.4%
Life Sciences	232,570	195,435	—	—	424	19.0%	19.0%	18.8%
Total	$1,425,064	$1,433,643	$—	$—	$514	(0.6)%	(0.6)%	(0.6)%

	Three months ended September 30, (unaudited)
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2020	2019	2020	2019	2020	2019	2020	2019
GAAP	$330,037	$318,667	$141,263	$126,733	$105,858	$94,769	$1.23	$1.11
Adjustments:
Amortization of acquired intangible assets	5,008	759	21,955	18,952
Acquisition and integration related charges	101	313	1,135	1,947
Redomiciliation and tax restructuring costs	—	—	384	1,016
Net (gain) loss on divestiture of businesses	—	—	(5)	50
Amortization of property "step up" to fair value	707	492	714	446
COVID-19 incremental costs	4,132	—	4,539	—
Restructuring charges	—	910	(76)	636
Consideration received for pre-acquisitition arrangement					(819)
Net impact of adjustments after tax*					22,305	18,363
Net EPS impact							0.25	0.21
Adjusted	$339,985	$321,141	$169,909	$149,780	$127,344	$113,132	$1.48	$1.32
* The tax expense includes both the current and deferred income tax impact of the adjustments.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

	Six months ended September 30, (unaudited)
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2020	2019	2020	2019	2020	2019	2020	2019
GAAP	$615,605	$624,510	$255,264	$236,821	$194,048	$179,359	$2.26	$2.09
Adjustments:
Amortization of acquired intangible assets	5,350	906	39,455	35,901
Acquisition and integration related charges	193	809	2,421	3,864
Redomiciliation and tax restructuring costs	—	—	554	2,786
Net loss on divestiture of businesses	—	—	5	2,476
Amortization of property "step up" to fair value	1,310	1,274	1,317	1,181
COVID-19 incremental costs	12,468	—	13,209	—
Restructuring charges	—	1,828	90	2,943
Consideration received for pre-acquisitition arrangement					(819)
Net impact of adjustments after tax*					45,935	38,783
Net EPS impact							0.53	0.46
Adjusted	$634,926	$629,327	$312,315	$285,972	$239,164	$218,142	$2.79	$2.55
* The tax expense includes both the current and deferred income tax impact of the adjustments.

STERIS plc
Unaudited Supplemental Financial Data
Second Quarter Fiscal 2021
For the Periods Ending September 30, 2020 and 2019
	FY 2021	FY 2020	FY 2021	FY 2020
Total Company Revenues	Q2	Q2	YTD	YTD
Consumables	$178,590	$158,573	$321,186	$318,684
Service	416,628	399,174	784,452	788,242
Total Recurring	$595,218	$557,747	$1,105,638	$1,106,926
Capital Equipment	$160,914	$179,093	$319,426	$326,717
Total Revenues	$756,132	$736,840	$1,425,064	$1,433,643
Ireland Revenues	$17,090	$15,171	$31,463	$30,279
Ireland Revenues as a % of Total	2%	2%	2%	2%
United States Revenues	$549,449	$538,101	$1,041,157	$1,049,253
United States Revenues as a % of Total	73%	73%	73%	73%
International Revenues	$189,593	$183,568	$352,444	$354,111
International Revenues as a % of Total	25%	25%	25%	25%

Segment Data	FY 2021	FY 2020	FY 2021	FY 2020
Healthcare	Q2	Q2	YTD	YTD
Revenues
Consumables	$122,797	$116,033	$206,551	$232,115
Service	216,457	216,619	404,279	425,414
Total Recurring	$339,254	$332,652	$610,830	$657,529
Capital Equipment	131,673	152,631	259,755	273,486
Total Healthcare Revenues	$470,927	$485,283	$870,585	$931,015
Segment Operating Income	$104,796	$103,035	$187,153	$193,550

Applied Sterilization Technologies
Applied Sterilization Technologies Revenues	$169,547	$152,907	$321,909	$307,193
Segment Operating Income	$76,835	$65,386	$140,790	$133,421

Life Sciences
Revenues
Consumables	$55,793	$42,540	$114,635	$86,569
Service	30,624	29,648	58,264	55,635
Total Recurring	$86,417	$72,188	$172,899	$142,204
Capital Equipment	29,241	26,462	59,671	53,231
Total Life Sciences Revenues	$115,658	$98,650	$232,570	$195,435
Segment Operating Income	$46,433	$32,315	$94,894	$65,354

Corporate
Operating loss	$(58,155)	$(50,956)	$(110,522)	$(106,353)

Other Data	FY 2021	FY 2020	FY 2021	FY 2020
	Q2	Q2	YTD	YTD
Healthcare Backlog	$178,027	$199,264
Life Sciences Backlog	74,824	69,728
Total Backlog	$252,851	$268,992

GAAP Income Tax Rate	20.8%	18.9%	19.3%	17.0%
Adjusted Income Tax Rate	21.1%	19.1%	19.4%	17.7%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.